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                                                                     Exhibit 8.1

                     [Letterhead of Hogan & Hartson L.L.P.]

                                 August 18, 2003

News America Incorporated
1211 Avenue of the Americas
New York, New York  10036

The News Corporation Limited
c/o News America Incorporated
1211 Avenue of the Americas
New York, New York  10036

         Re:    Registration Statement on Form F-3/S-3 (SEC File No. 333-106837)
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Ladies and Gentlemen:

         We are acting as counsel to News America Incorporated, a Delaware corporation (the "Company"), in connection with its registration statement on Form F-3/S-3, as amended (the "Registration Statement"), and the prospectus included therein (the "Prospectus"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to US$1,655,000,000 aggregate original liquidation preference of 0.75% Senior Exchangeable BUCS (the "BUCS") of News Corporation Finance Trust II (the "Trust"), US$1,655,000,000 aggregate principal amount of 0.75% Senior Exchangeable Debentures of the Company (the "Debentures"), guarantees of the BUCS by The News Corporation Limited ("News Corporation") and certain of its subsidiaries, 299,479,756 Ordinary Voting Shares of British Sky Broadcasting Group plc, and 528,542,915 Preferred Limited Ordinary Shares of The News Corporation Limited. In connection with the Registration Statement, we have been asked to provide you with our opinion on certain federal income tax matters. Capitalized terms used in this letter and not otherwise defined herein have the meanings set forth in the Prospectus.

         The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to changes by the IRS, Congress and the courts (as applicable), that might result in material modifications of our opinions. Such changes may be retroactive in effect. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel represents counsel's best

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News America Incorporated
The News Corporation Limited
August 18, 2003
Page 2

professional judgment as to the outcome on the merits with respect to a particular issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

         For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

            1.    An executed copy of the Registration Statement.

            2. An executed copy of the Amended and Restated Declaration of Trust of the Trust, dated as of March 21, 2003, among the trustees party thereto, News America, as trust sponsor, and by the holders, from time to time, of undivided beneficial interests in the Trust.

            3. An executed copy of the Indenture, dated as of March 21, 2003, by and among News America, the Guarantors (as listed therein), and the Bank of New York, as trustee, including the form of the Debentures and the form of Debenture Guarantee to be endorsed thereon annexed as exhibits thereto, as amended and supplemented by the First Supplemental Indenture, dated as of June 27, 2003.

            4. Executed copies of the global certificates representing the BUCS.

            5. An executed copy of the Preferred Securities Guarantee Agreement, dated as of March 21, 2003, by and among News Corporation and the Bank of New York, as trustee.

            6. Executed copies of the Debentures, and the related joint and several, irrevocable and unconditional guarantees of the Debentures by certain of News Corporation's subsidiary guarantors.

         For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents. We consequently have relied upon the information presented in such Documents or otherwise furnished to us and assumed that it accurately and completely describes all material facts relevant to our opinion. We are not aware, however, of any material facts or circumstances inconsistent with the information we have relied upon as described herein or other assumptions set forth herein.

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News America Incorporated
The News Corporation Limited
August 18, 2003
Page 3

         Moreover, we have assumed that, insofar as relevant to the opinions set forth herein:

         (i) that (A) all of the representations and statements set forth in the Documents, are true and correct and will continue to be true and correct, (B) any representation or statement made as a belief or made "to the knowledge of " or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, (C) each of the Documents that constitutes an agreement is valid and binding in accordance with its terms, and
(D) all of the obligations imposed by the Documents on the parties thereto, have been and will continue to be performed or satisfied in accordance with their terms;

         (ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

         (iii) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

         Based upon, subject to, and limited by the assumptions and qualifications set forth herein, and by the assumptions and qualifications contained in the Prospectus, we hereby confirm that the discussion under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus is our opinion.

         This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the effective date of the Registration Statement.

         We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of the name of the firm therein. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                      Very truly yours,

                                                      /s/ HOGAN & HARTSON L.L.P.

                                                      HOGAN & HARTSON L.L.P.


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